Exhibit 99.1
NEWS RELEASE
For Immediate Release:
September 1, 2021

STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES ELECTION OF
JULIE DILL TO ITS BOARD OF DIRECTORS

THE WOODLANDS, TX – September 1, 2021 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced the election of Julie Dill to its Board of Directors, enlarging the Board to eight members, effective immediately. Ms. Dill was also appointed to the Audit Committee and to the Compensation and Talent Development Committee. Her initial term will expire at the next Annual Meeting of Stockholders.

Ms. Dill has 36 years of executive experience in large public companies, as both an executive and a board member. Prior to her retirement in 2017, Ms. Dill held leadership positions at leading companies including Shell, Duke Energy and Spectra Energy. Her leadership positions included Chief Communications Officer, along with several division President and division CEO and CFO roles. She has served on three public company boards, as a member of the audit, EH&S, compensation and governance committees, and also as the Chair of audit, compensation and EH&S committees.

Ms. Dill earned a Bachelor’s degree in Business Administration from New Mexico State University. She has also completed the Advanced Management Program at Harvard Business School and earned the National Association of Corporate Directors NACD Directorship Certification®.

“On behalf of the management team and the entire Sterling Construction Board, I am extremely pleased to welcome Julie as our newest director,” said Sterling’s Chief Executive Officer, Joe Cutillo. “Her extensive background and experience, in both an executive and board capacity, will provide a valuable, fresh perspective to our Board. Having a Board of Directors with diverse backgrounds, skills and relationships is a tremendous resource for our management team and we are very much looking forward to beginning our working relationship.”

Sterling Construction Company, Inc. operates through a variety of subsidiaries within three segments specializing in Heavy Civil, Specialty Services and Residential projects in the United States (the “U.S.”), primarily across the southern U.S., the Rocky Mountain States, California and Hawaii, as well as other areas with strategic construction opportunities. Heavy Civil includes infrastructure and rehabilitation projects for highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems. Specialty Services projects include land development activities (including site excavation and drainage, drilling and blasting for excavation), foundations for multi-family homes, parking structures and other commercial concrete projects. Residential projects include concrete foundations for single-family homes. From strategy to operations, we are committed to sustainability by operating responsibly to safeguard and improve society’s quality of life.

Contact: Sterling Construction Company, Inc. Ron Ballschmiede, Chief Financial Officer 281-214-0777	Investor Relations Counsel: The Equity Group Inc. Jeremy Hellman, CFA 212-836-9626 Adam Prior 212-836-9606